Exhibit 99.1

Live Ventures Reports Fiscal Fourth Quarter and Fiscal Year

2022 Financial Results

LAS VEGAS, December 15, 2022 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal fourth quarter and fiscal year ended September 30, 2022.

Fiscal Year 2022 Key Highlights:

•
Revenues of $286.9 million, as compared with $273.0 million in the prior year
•
Adjusted EBITDA¹ was $38.4 million, as compared with $44.5 million in the prior year
•
Net income of $24.7 million and diluted earnings per share (“EPS”) of $7.84, as compared with prior year net income of $31.2 million and diluted EPS of $9.80
•
Repurchased 86,451 shares of the Company’s common stock at an average price of $31.18
•
Total assets of $278.6 million and stockholders’ equity of $97.2 million
•
Approximately $31.0 million of cash and availability under our credit facilities

Fiscal Fourth Quarter 2022 Key Highlights:

•
Revenues were $73.8 million, as compared with $70.5 million in the prior year period
•
Adjusted EBITDA¹ was $7.2 million, as compared with $11.5 million in the prior year period
•
Net loss of $0.6 million and diluted loss per share of $0.20 per share, which includes a goodwill and other intangible assets impairment charge of $4.9 million. Prior year period net income was $7.1 million and diluted EPS was $2.23
•
Marquis acquired certain assets and intellectual property of Better Backers, Inc. (“Better Backers”) for approximately $3.2 million

“We are pleased that we delivered solid operating and financial results for our fourth quarter and full year 2022 despite the impact of increased economic pressures on our businesses,” commented David Verret, Chief Financial Officer of Live Ventures. “We remain in a challenging environment, and as a result we will continue to work with our subsidiaries to improve operations and enhance long-term returns for stockholders.”

“During our fiscal year 2022 we continued to execute our multi-lever “buy-build-hold” strategic plan by adding Kinetic and Better Backers to our steel manufacturing and flooring manufacturing segments, respectively. In addition, we made significant capital investments in new equipment in our flooring manufacturing business, Marquis Industries, and we repurchased 86,451 shares of our common stock,” stated Jon Isaac, President and

CEO of Live Ventures. “During the fiscal year 2023, we expect to continue to deploy our capital in a smart, focused, and disciplined manner, to create long-term stockholder value.”

In the fiscal fourth quarter, Marquis acquired certain assets and intellectual property related to the carpet-backing operations of Better Backers, Inc. For more than 40 years, Better Backers has earned a reputation for quality products and excellent service. Bringing Better Backers assets in-house will improve the efficiency of the flooring manufacturing segment.

Fourth Quarter FY 2022 Financial Summary (in thousands except per share amounts)

	During the three months ended September 30,
	2022	2021	% Change
Revenues	$ 73,780	$ 70,542	4.6%
Operating Income	$ 1,206	$ 9,142	-86.8%
Net income (loss)	$ (634)	$ 7,112	N/A
Diluted earnings (loss) per share	$ (0.20)	$ 2.23	N/A

Fourth quarter 2022 revenues of $73.8 million increased 4.6% due to increased revenues in the Steel Manufacturing Segment primarily as a result of the acquisition of The Kinetic Co., Inc. (“Kinetic”). The increase in revenues was partially offset by a decrease of approximately $2.7 million in the Corporate and Other Segment resulting from lower revenues at Salomon Whitney LLC (“SW Financial”).

Operating income decreased to $1.2 million for the fourth quarter of 2022 as compared to $9.1 million in the prior year period. The decrease in operating income is attributable to the impairment of goodwill and other intangible assets at SW Financial as well as inflationary cost increases.

For the three months ended September 30, 2022, net loss was $0.6 million as compared with net income of $7.1 million in the prior year period. The decrease in net income is attributable to the impairment charge and lower profit margins as a result of inflationary cost increases. Diluted net loss per share for the fourth quarter was $0.20 per share as compared to diluted EPS of $2.23 in the prior year period.

Fourth quarter 2022 adjusted EBITDA of $7.2 million decreased approximately $4.3 million, or 37.5%, as compared to the prior year period. The decrease in adjusted EBITDA is primarily due to inflationary cost increases.

As of September 30, 2022, the Company had total cash availability of $31.0 million, consisting of cash on hand of $4.6 million and cash availability under its various lines of credit of $26.4 million.

Fourth Quarter FY 2022 Segment Results (in thousands)

	During the three months ended September 30,
	2022	2021	% Change
Revenues
Retail	$ 19,977	$ 20,753	-3.7%
Flooring Manufacturing	33,018	32,795	0.7%
Steel Manufacturing ²	19,250	12,756	50.9%
Corporate & other	1,535	4,238	-63.8%
	$ 73,780	$ 70,542	4.6%

	During the three months ended September 30,
	2022	2021	% Change
Operating Income (loss)
Retail	$ 2,484	$ 2,916	-14.8%
Flooring Manufacturing	2,383	6,045	-60.6%
Steel Manufacturing ²	3,224	2,055	56.9%
Corporate & other	(6,885)	(1,874)	-267.4%
	$ 1,206	$ 9,142	-86.8%

	During the three months ended September 30,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 2,784	$ 3,342	-16.7%
Flooring Manufacturing	3,281	7,157	-54.2%
Steel Manufacturing ²	3,118	2,016	54.7%
Corporate & other	(1,992)	(1,014)	-96.4%
Total Adjusted EBITDA	$ 7,191	$ 11,501	-37.5%

Adjusted EBITDA as a percentage of revenue
Retail	13.9%	16.1%
Flooring Manufacturing	9.9%	21.8%
Steel Manufacturing ²	16.2%	15.8%
Corporate & other	-129.8%	-23.9%
Consolidated adjusted EBITDA	9.7%	16.3%
as a percentage of revenue

² includes Kinetic in 2022 results

Retail

Fourth quarter 2022 Retail Segment revenues of $20.0 million decreased approximately $0.8 million or 3.7%, as compared with the prior year period. The decrease is primarily due to inflationary pressures, supply chain issues, and overall product sales mix. Cost of revenues and general and administrative expenses as a percentage of sales increased slightly in the fourth quarter. Fourth quarter operating income was approximately $2.5 million as compared to operating income of approximately $2.9 million for the prior year period.

Flooring Manufacturing

Fourth quarter 2022 Flooring Manufacturing Segment revenues of $33.0 million increased approximately $0.2 million, or 0.7%, as compared with the prior year period. The increase is primarily due to the Better Backers acquisition and sales price increases partially offset by decreased sales volume. Cost of revenues increased primarily due to inflationary cost pressures. General and administrative expenses increased primarily due to increases in taxes and other expenses. Fourth quarter operating income was approximately $2.4 million as compared to operating income of approximately $6.0 million for the prior year period.

Steel Manufacturing

Fourth quarter 2022 Steel Manufacturing Segment revenues of $19.3 million increased approximately $6.5 million, or 50.9%, as compared with the prior year period, primarily due to the acquisition of Kinetic as well as increasing sales prices resulting from rising costs. Cost of revenues for the fourth quarter of 2022 increased primarily due to the acquisition of Kinetic as well as rising raw materials costs. Fourth quarter operating income was approximately $3.2 million as compared to operating income of approximately $2.1 million for the prior year period.

Corporate and Other

Fourth quarter 2022 Corporate and other revenues decreased approximately $2.7 million due to decreased revenues at SW Financial. Fourth quarter operating loss was approximately $6.9 million, as compared to an operating loss of approximately $1.9 million in the prior period. The increase in operating loss is attributable to the goodwill and other intangible assets impairment charge at SW Financial.

FY 2022 Financial Summary (in thousands except per share amounts)

	During the year ended September 30,
	2022	2021	% Change
Revenues	$ 286,913	$ 272,981	5.1%
Operating Income	$ 25,927	$ 35,790	-27.6%
Net income	$ 24,741	$ 31,197	-20.7%
Diluted earnings per share	$ 7.84	$ 9.80	-20.0%

Revenues increased approximately $13.9 million, or 5.1%, to $286.9 million for the fiscal year ended September 30, 2022, as compared to the prior year. Revenues increased primarily due to inflation based sales price increases and the acquisitions of Kinetic and Better Backers.

For the fiscal year ended September 30, 2022, operating income of $25.9 million decreased 27.6%, as compared to the prior year. The decrease in operating income is attributable to the impairment charge at SW Financial and due to inflationary cost increases in the costs of goods sold.

For the fiscal year ended September 30, 2022, net income of $24.7 million decreased $6.5 million, or 20.7%, as compared to the prior year. The decrease is primarily attributable to lower operating income, partially offset by decreases in interest expense and income tax expense. Diluted EPS for the fiscal full year 2022 was $7.84, a decrease of 20.0% as compared with the prior year.

For the fiscal year ended September 30, 2022, adjusted EBITDA of $38.4 million decreased approximately $6.1 million, or 13.8%, as compared with the prior year. The decrease is primarily due to decreased profit margins in 2022.

FY 2022 Segment Results (in thousands)

	During the year ended September 30,
	2022	2021	% Change
Revenues
Retail	$ 86,156	$ 88,845	-3.0%
Flooring Manufacturing	130,850	130,223	0.5%
Steel Manufacturing ²	60,617	49,302	23.0%
Corporate & other	9,290	4,611	101.5%
	$ 286,913	$ 272,981	5.1%

	During the year ended September 30,
	2022	2021	% Change
Operating Income (loss)
Retail	$ 12,628	$ 16,340	-22.7%
Flooring Manufacturing	14,154	20,203	-29.9%
Steel Manufacturing ²	8,866	5,869	51.1%
Corporate & other	(9,721)	(6,622)	-46.8%
	$ 25,927	$ 35,790	-27.6%

	During the year ended September 30,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 14,054	$ 18,173	-22.7%
Flooring Manufacturing	17,043	23,744	-28.2%
Steel Manufacturing ²	10,230	6,615	54.6%

Corporate & other	(2,943)	(4,009)	26.6%
Total Adjusted EBITDA	$ 38,384	$ 44,523	-13.8%

Adjusted EBITDA as a percentage of revenue
Retail	16.3%	20.5%
Flooring Manufacturing	13.0%	18.2%
Steel Manufacturing ²	16.9%	13.4%
Corporate & other	-31.7%	-86.9%
Consolidated adjusted EBITDA	13.4%	16.3%
as a percentage of revenue

² includes Kinetic in 2022 results

Retail

Retail Segment revenues decreased 3.0% to $86.2 million as compared to $88.8 million in the prior year. The decrease is primarily due to inflationary pressures, supply chain issues, and overall product sales mix. In addition, prior year sales were positively impacted by stimulus payments that customers received during fiscal year 2021. The decrease in revenue was partially offset by increased retail pricing and the opening of 7 new Vintage Stock stores in 2022. Further, ApplianceSmart shut down operations during the fiscal year 2022. The cost of revenues for the year ended September 30, 2022 was relatively flat as compared to the prior year. The increase in general and administrative expenses is primarily attributable to inflationary factors and the opening of new stores in 2022. Operating income for the year ended September 30, 2022 was approximately $12.6 million, as compared to approximately $16.3 million during the prior year.

Flooring Manufacturing

Flooring Manufacturing Segment revenues increased 0.5% to $130.9 million as compared to $130.2 million in the prior year, primarily due to increased sales prices as well as the acquisition of Better Backers. These increases were partially offset by lower sales volume stemming from decreased consumer demand. Cost of revenues increased primarily due to increases in raw material costs as compared to the prior year. General and administrative expenses decreased primarily due to one-time expenses incurred during the year ended September 30, 2021, and a reduction of variable employee compensation costs recognized during the year ended September 30, 2022. Sales and marketing expenses increased by approximately $1.2 million primarily due to increased convention and trade show activity, as well as increased compensation associated with the Marquis sales force. Operating income for the year ended September 30, 2022 was approximately $14.2 million, as compared to operating income of approximately $20.2 million for the prior year.

Steel Manufacturing

Steel Manufacturing Segment revenues increased by approximately $11.3 million, or 23.0 percent, as compared to the prior year, due to increased sales pricing, as well as the acquisition of Kinetic in June 2022. Cost of revenues as a percentage of revenues decreased due to increased revenues as a result of price increases, the acquisition of Kinetic, and improved manufacturing efficiencies. General and administrative expenses increased primarily due to increased variable employee compensation costs and the acquisition of

Kinetic. Operating income for the year ended September 30, 2022 was approximately $8.9 million as compared to approximately $5.9 million in the prior year.

Corporate and Other

Revenues for the year ended September 30, 2022 increased by approximately $4.7 million primarily due to the addition of SW Financial as a variable interest entity in June 2021. Operating loss for the year ended September 30, 2022 was approximately $9.7 million and included the goodwill and other intangible assets impairment charge at SW Financial. Prior year operating loss was approximately $6.6 million.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenues and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures, and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flows available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

About Live Ventures

Live Ventures is a growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor, joined the Board of Directors of the company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries, Inc. (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO, and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning specialty entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 65 retail stores and its website, allowing the company to ship products worldwide directly to the customer’s doorstep.

Precision Marshall

Based in Washington, PA, and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing. In June 2022, Precision Marshall acquired The Kinetic Co., Inc. a highly regarded brand name in the production of industrial knives and hardened wear products.

Salomon Whitney

Based in Melville, NY, Salomon Whitney LLC (“SW Financial”), and acquired in June 2021, is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. SW Financial has over 70 registered representatives and is licensed to operate in all 50 states. As of December 31, 2021, Live Ventures owns a 24.9% interest in SW Financial. However, SW Financial is consolidated into Live Ventures’ financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in thousands, except per share amounts)

	September 30, 2022	September 30, 2021
Assets
Cash	$4,600	$4,664
Trade receivables, net of allowance for doubtful accounts of $132,000 at September 30, 2022 and $61,000 at September 30, 2021	25,665	21,559
Inventories, net of reserves of $2.4 million at September 30, 2022, and $1.8 million at September 30, 2021	97,659	70,747
Income taxes receivable	4,403	—
Prepaid expenses and other current assets	2,477	1,640
Debtor in possession assets	—	180
Total current assets	134,804	98,790
Property and equipment, net of accumulated depreciation of $26.8 million at September 30, 2022, and $20.6 million at September 30, 2021	64,590	35,632
Right of use asset - operating leases	33,659	30,466
Deposits and other assets	647	682
Intangible assets, net of accumulated amortization of $2.1 million at September 30, 2022, and $2.2 million at September 30, 2021	3,844	4,697
Goodwill	41,093	41,471
Total assets	$278,637	$211,738
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$10,899	$10,644
Accrued liabilities	16,486	17,048
Income taxes payable	—	876
Current portion of long-term debt	18,935	16,055
Current portion of notes payable related parties	2,000	2,000
Current portion of lease obligations - operating leases	7,851	7,202
Current portion of lease obligations - finance leases	217	—
Debtor in possession liabilities	—	11,135
Total current liabilities	56,388	64,960
Long-term debt, net of current portion	62,704	37,559
Lease obligation long term - operating leases	30,382	26,996
Lease obligation long term - finance leases	19,568	2,347
Notes payable related parties, net of current portion	2,000	2,000
Deferred tax liability	8,818	2,796
Other non-current obligations	1,615	—
Total liabilities	181,475	136,658
Commitments and contingencies
Stockholders' equity:
Series B convertible preferred stock, $0.001 par value, 1,000,000 shares authorized, 0 and 315,790 shares issued and outstanding at September 30, 2022 and September 30, 2021, respectively	—	—
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 and 47,840 issued and outstanding at September 30, 2022 and September 30, 2021, respectively, with a liquidation preference of $0.30 per share	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,074,833 shares issued and outstanding at September 30, 2022; 1,582,334 issued and outstanding at September 30, 2021	2	2
Paid-in capital	65,321	65,284
Treasury stock common 620,971 shares as of September 30, 2022 and 534,520 shares as of September 30, 2021	(7,215)	(4,519)
Treasury stock Series E preferred 50,000 shares as of September 30, 2022 and September 30, 2021	(7)	(7)
Accumulated earnings	39,509	14,768
Equity attributable to Live stockholders	97,610	75,528
Non-controlling interest	(448)	(448)
Total stockholders' equity	97,162	75,080
Total liabilities and stockholders' equity	$278,637	$211,738

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(dollars in thousands, except per share)

	For the Three Months Ended		For the Years Ended
	30-Sep		30-Sep
	2022	2021	2022	2021
Revenues	$ 73,780	$ 70,542	$ 286,913	$ 272,981
Cost of revenues	50,871	44,904	189,086	173,518
Gross profit	22,909	25,638	97,827	99,463
Operating expenses:
General and administrative expenses	13,814	13,608	54,531	52,246
Sales and marketing expenses	2,979	2,888	12,459	11,427
Impairment expense	4,910	-	4,910	-
Total operating expenses	21,703	16,496	71,900	63,673
Operating income	1,206	9,142	25,927	35,790
Other income (expense):
Interest expense, net	(1,659)	(1,148)	(4,209)	(5,205)
Gain on Payroll Protection Program loan forgiveness	-	-	-	6,150
Gain on bankruptcy settlement	-	-	11,352	1,765
Loss on debt extinguishment	-	-	(84)	-
Other income (expense), net	(1,154)	397	(1,370)	1,179
Total other income, net	(2,813)	(751)	5,689	3,889
Income before income taxes	(1,607)	8,391	31,616	39,679
Provision for income taxes	(973)	1,281	6,875	8,662
Net income (loss)	(634)	7,110	24,741	31,017
Net loss attributable to non-controlling interest	-	2	-	180
Net income (loss) attributable to Live stockholders	$ (634)	$ 7,112	$ 24,741	$ 31,197
Income (loss) per share:
Basic	$ (0.21)	$ 4.51	$ 7.94	$ 19.92
Diluted	$ (0.20)	$ 2.23	$ 7.84	$ 9.80
Weighted average common shares outstanding:
Basic	3,078,825	1,575,122	3,116,214	1,566,288
Diluted	3,114,065	3,191,380	3,155,535	3,182,546
Dividends declared - Series B convertible preferred stock	-	-	-	-
Dividends declared - Series E convertible preferred stock	-	-	-	-
Dividends declared - Common stock	-	-	-	-

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For Three Months Ended		For the Year Ended
	30-Sep-22	30-Sep-21	30-Sep-22	30-Sep-21
Net income (loss)	$ (634)	$ 7,112	$ 24,741	$ 31,017
Depreciation and amortization	2,553	1,702	7,168	6,791
Stock-based compensation	8	258	37	489
Interest expense, net	1,659	1,148	4,209	5,205
Income tax expense	(973)	1,281	6,875	8,662
Gain on bankruptcy settlement	-	-	(11,352)	(1,765)
Gain/loss on extinguishment of debt	-	-	84	(6,150)
Non-recurring loan costs	-	-	-	274
Acquisition costs	497	-	1,470	-
Write-off of fixed assets	-	-	438	-
Impairment of goodwill and intangibles	4,910	-	4,910	-
Other non-recurring noncash items	(829)	-	(196)	-
Adjusted EBITDA	$ 7,191	$ 11,501	$ 38,384	$ 44,523